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                                                                    EXHIBIT 10.4

                                     [LOGO]

March 20, 1997


Mr. David J. LaBonte
5 Pineridge Road
Windham, New Hampshire 03087

Dear David:

     We are happy that you have decided to join APAC Teleservices, Inc. Your title will be Director-Client Services, Cedar Rapids Inbound region which reports to Ray Zokowski, Vice President of Regional Operations. As agreed, the following employment terms will apply:

     1. Your starting base salary will be $110,000 on an annualized basis. 4230.77/BW

     2. You will be a participant in APAC's CPR Bonus Plan with a 30% of salary participation. Assuming that APAC meets its budgeted performance and you meet your Individual and team performance goals, your 1997 CPR Bonus would be prorated from date of hire.

     3. You will be entitled to the benefits, vacation and perquisites normally available to comparable level employees.

     4. You are being granted options to purchase 2,500 (Two Thousand Five Hundred) shares of APAC stock at an exercise price equal to the mean between the high and the low price at which APAC's common stock traded on the day you begin work at APAC as reported by Bloomberg Financial Markets, such options to be issued pursuant to the option grant materials attached hereto.

     5. You will sign a Restrictive Covenant Agreement (form attached) concurrent herewith.

     6.   Your employment will be full-time and best efforts.

     7.   Your effective commencement date is 04/07/97.

H-002-6010-000

                             APAC TeleServices, Inc.
                 One Parkway North Center - Deerfield, IL 60075
      Telephone: 708-945-0055 - Toll Free: 800-776-2722 - Fax: 708-945-2938

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David J. LaBonte
March 20, 1997
Page Two

     8. You will be based in our Cedar Rapids, IA office. We will provide you with our customary relocation benefits package for Director level employees in connection with your relocation to the Cedar Rapids, IA area. (material attached) Generally speaking, our package includes reimbursement for closing cost on your former residence and your new residence upto limits set by policy movement of household goods, house hunting. Temporary living expenses will be prorated for 90 days and reviewed at that time.

     We are excited to have you join the team, and we look forward to working with you.

                                    Sincerely,


                                    /s/ Gary A. Hansen/eps

                                    Gary A. Hansen
                                    Vice President, Deerfield Service Solution
                                    People & Learning


Accepted by:                        Approved by:

/s/ David J.LaBonte                 /s/ Marc S. Simon
----------------------              -------------------
David J. LaBonte                    Marc S. Simon
                                    Cheif Financial Officer

Dated: April 2, 1997                Dated: March 20, 1997


cc: Ray Zukowski
    Bob Froetscher

GAH: eps
enclosures

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                                                                    EXHIBIT 10.4

[APAC CUSTOMER SERVICES LOGO]

APAC Customer Services, Inc.                     Phone 847-374-4998
One Parkway North Center, 5th floor              Fax 847-236-5453
Deerfield, IL 60015                              wnrothman@apacmail.com

WARREN N. ROTHMAN
Senior Vice President
Human Resources

December 27, 1999

PERSONAL AND CONFIDENTIAL


Mr. David LaBonte
3708 Jackson Drive NW
Cedar Rapids, IA 52405

RE: DEERFIELD RELOCATION PROGRAM -- AMENDED

Dear David:

Welcome to our corporate headquarters! On behalf of APAC Customer Services, I am pleased to present you with a comprehensive relocation package for your move to the Deerfield, Illinois area. This letter is merely intended to outline the key components of the Deerfield Relocation Program for your information. More specific information about the Program will be provided to you shortly from U.S. Relocation, our relocation partner.

RELOCATION PROGRAM

1.   The Company-provided benefits under the Program are as follows:

     a. Marketing assistance with the sale of your home in Cedar Rapids, Iowa via a realtor referred to you by U.S. Relocation.

     b. Payment of closing costs associated with the sale of your home in Cedar Rapids, Iowa, including realtor commissions and other costs normally paid by the seller.

     c. Payment for the move and complete unpack of your household goods and personal possessions from your home in Cedar Rapids, Iowa to your new home in the Deerfield, Illinois area.

     d. Payment of a moving allowance in the amount of $10,000 (net of taxes) to assist you with miscellaneous expenses.

     e. Home finding assistance in the Deerfield, Illinois area via a realtor associated with one of the Company's preferred relocation partners.

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[APAC CUSTOMER SERVICES LOGO]

Mr. David LaBonte
December 27, 1999
Page 2

     f. Payment of any points and loan origination fees associated with your new mortgage on your new home in the Deerfield, Illinois area, up to 2% of the principal amount of your new mortgage.

     g. Payment of any fees associated with the purchase of your new home in the Deerfield, Illinois area normally paid for by the buyer, such as recording fees, title/abstract fees and home inspections, up to 1% of the principal amount of your new mortgage.

     h. Payment (to be applied toward your new mortgage) of an amount (net of taxes) that, in addition to the proceeds from the sale of your current home, will maintain your current equity position as a percent of the purchase price of your new home in the Deerfield, Illinois area.

     i. Payment of a monthly mortgage subsidy (net of taxes) for five years. This payment will equal 100% of the difference, if any, between the total monthly payments (including principal, interest, and property taxes) on your home in Cedar Rapids, Iowa and your new home in the Deerfield, Illinois area for the first three years, 75% of the difference for Year 4, and 50% of the difference for Year 5.

     j. Duplicate mortgage protection for up to 3 months on your Cedar Rapids home, once you have closed on your Chicago area residence.

     k. A bridge loan, secured by the equity in your Cedar Rapids home, will be available to enable you to close on your Chicago area home.

     l. Additional services, such as temporary housing and household goods storage, are available to you, as your individual situation requires.

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[APAC CUSTOMER SERVICES LOGO]

Mr. David LaBonte
December 27, 1999
Page 3

2. To be eligible for these relocation benefits, you must execute an Employee Reimbursement Agreement under which you agree to reimburse the Company in the event that, within 24 months of your move to Deerfield, Illinois, you voluntarily terminate your employment or the Company involuntarily terminates your employment for "Cause." An Employee Reimbursement Agreement is attached for your review and signature.

3. Relocation benefits that are subject to tax will be grossed-up for tax purposes. The amount of the payments for these relocation benefits will be reflected on your W-2 at the end of the year.

COMPENSATION

1. Your 20% increase in base compensation from $184,500 to $221,400 (annual amount is stated for convenience and not intended as a contract) will become effective when you complete the relocation of your household to the Deerfield, Illinois area. Your relocation must be complete by April 30, 2000.

2. Your annual bonus opportunity will be consistent with that available to executives at your level in the organization as it exists from year to year. For 2000, this opportunity is 15%-30%-45% of base salary for threshold-target-maximum performance, respectively.

3. Upon signing this letter and the enclosed Employee Reimbursement Agreement, and subject to the approval of the Compensation Committee, you will be granted options to purchase 15,000 shares of APAC stock at an exercise price equal to the mean between the high and low prices at which APAC's common stock trades on the day you sign these documents as reported by Bloomberg Financial Markets. Such options will vest at the rate of 20% per year during the first five years of the options' ten-year term.

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[APAC CUSTOMER SERVICES LOGO]

Mr. David LaBonte
December 27, 1999
Page 4

4. With respect to the stock options granted pursuant to this letter as well as all other options granted to you, in the event of a "Change of Control" (as defined in Attachment A to this letter), 50% of the unvested portion of all outstanding options shall be fully and immediately vested; the balance shall vest if within one(1) year of the "Change of Control", your employment with APAC terminates for "Good Reason" (as hereinafter defined).

     For purposes hereof, the term "Good Reason" shall mean any of (i) your dismissal from employment by APAC, other than for "Cause" (as defined below), (ii) your voluntary resignation within ninety (90) days following
     (A) a material alteration in your title, duties or responsibilities or (B) relocation of your office by more than twenty (20) miles from both your current personal residence and Deerfield, Illinois or (C) reduction in your base salary or Incentive Bonus participation; provided such voluntary resignation shall be upon no less than thirty (30) days prior written notice and the reasons specified therein are not cured during the (30) day period immediately following such notice.

5. Finally, if APAC terminates your employment other than for "Cause", you will be entitled to receive severance payments equal to twelve (12) months base salary, consistent with others at your level subject to this amended relocation program. Termination for "Cause" means termination of your employment due to (a) gross misconduct or gross negligence in the performance of your employment duties, (b) commission by you of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company, or (c) refusal to comply with lawful directives, rules or policies of the Company.

More detailed information about these benefits will be provided in the Program materials from U.S. Relocation. The description in those materials will govern over this summary. Any questions you may have about the Relocation Program should be directed to Cindy Corkery, Director, Corporate Recruiting. Please direct all questions about compensation to me. Also, please note that by signing this letter, you agree that it supercedes the relevant terms outlined in your

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[APAC CUSTOMER SERVICES LOGO]

Mr. David LaBonte
December 27, 1999
Page 5

September 1, 1999 letter, as well as any other oral or written commitments made to you.

Once again, welcome to Deerfield. You are an important asset to the Company, and John, Peter and I look forward to having you on the team.

Sincerely,


/s/ Warren N. Rothman
Warren N. Rothman
Senior Vice President
Human Resources

WNRpl
Enclosures

Co: Cindy Corkery
    John Bowden
    Peter Leger


ACCEPTED BY:


/s/ David LaBonte SR.
---------------------
David LaBonte SR.

Dated: January 10, 2000

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                                  ATTACHMENT A

A "Change in Control" shall be deemed to have occurred if (I) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the company, (ii) the Company shall be merged or consolidated with another corporation and, as a result of such merger or consolidation, less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the company shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate, (iv) as a result of, or in connection with, any contested election for the Board of Directors, or any tender or exchange offer, merger or business combination or sale of assets, or any combination of the foregoing (a "Transaction"), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company, or any successor thereto, or (v) a person, within the meaning of
Section 3(a)(9) or of Section 13 (d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 ("Exchange Act"), other than any employee benefit plan then maintained by the company, shall acquire more than 50% of the outstanding voting securities of the company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3 (d)(l)(i) (as in effect on the date hereof) pursuant to the Exchange Act. Notwithstanding the foregoing, (i) a Change in Control will not occur for purposes of this Agreement merely due to the death of Theodore G. Schwartz, or as a result of the acquisition, by Theodore G. Schwartz, alone or with one or more affiliates or associates, as defined in the Exchange Act, of securities of the company, as part of a going-private transaction or otherwise, unless Mr. Schwartz or his affiliates, associates, family members or trusts for the benefit of family members (collectively, the "Schwartz Entities") do not control, directly or indirectly, at least twenty-seven percent (27%) of the resulting entity, and (ii) if the Schwartz Entities control, directly or indirectly, less than twenty-seven percent (27%) of the company's voting securities while it is a public company, then "33-1/3" shall be substituted for "50%" in clauses (i), (ii), and (v) of the first sentence of this paragraph.